Exhibit 11.1   STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS




(In thousands except for earnings     Primary            Primary
per share data)                                 Fully              Fully
                                      Earnings  Diluted   Earnings  Diluted
                                       per    Earnings    per     Earnings
                                      Common      per   Common      per
                                       Share   Common    Share   Common
                                                Share             Share
September 30, 1997                      Three months           Nine months
Share calculation:
Average number of common shares            7,093    7,093    8,035    8,035
outstanding
Common stock equivalents due to              463      398      420      402
assumed exercise of options
Common stock equivalents due to                      3,117             1,039
assumed conversion of debt

Total common shares and common             7,698   10,881    8,599    9,772
stock equivalents
Adjustments to net income:
Net income                                $4,844   $4,844   $11,431  $11,431

Plus:  Interest expense on                            564               564
converted debt
Net income available to common             4,844    5,408   11,431   11,995
shareholders
Earnings per share                           .63      .50     1.33     1.23